EXHIBIT 10.43

EXCLUSIVE PRODUCT PURCHASE AGREEMENT

             THIS PRODUCT PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of August 7, 2000 by and between Photo-Me International Plc., a company governed by the laws of England and Wales (“PMI”), and DigitalPortal Inc. (“DPI”) a Delaware corporation.

             WHEREAS, PMI and SanDisk Corporation (a Delaware corporation) have signed the Definitive Agreement to Form Vending Business pursuant to which DPI shall operate units of Product (defined below);

             WHEREAS, PMI will develop and manufacture Products under the DPI, PMI and SanDisk brands and names;

             WHEREAS, DPI or a third party in a leasing transaction with DPI (“Lessor”) desires to purchase from PMI the Products;

             NOW, THEREFORE, in consideration of the premises and the covenants herein and in the Definitive Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.      Definitions.

        1.1  “Product” shall mean those self service photo printing kiosks designed and manufactured by PMI or one of its subsidiaries, which constitute self-service digital photo printing kiosks which can be connected to an Internet photo portal capable of reading and printing on silver-halide paper digitized images from flash memory cards, floppy diskettes, CD-ROM discs and an Internet photo portal, including those kiosks containing multiple terminals connected to a single print processor.

        1.2  “Technical Specifications” shall mean the technical description of the Product and the functionality which they provide as described in Exhibit A attached hereto and incorporated by reference herein.

        1.3  “Territory” means the United States of America and Canada and such other regions as the Board of Directors of DPI may approve pursuant to Section 6.03 of the Definitive Agreement.

2.      Agreement of Sale And Purchase.

        2.1  PMI agrees to sell or lease to DPI or Lessor, and DPI agrees to purchase or lease from PMI, a minimum of 2,000 units of the Product per year, for the duration of this Agreement starting in the fourth quarter of calendar year 2000, *. PMI will be the exclusive and sole source to DPI of self-service digital photo printing kiosks capable of printing digital photographic images on silver halide paper obtained from flash memory cards, internet photo portals and/or other sources. DPI shall also purchase spare parts for the Product from PMI, as provided in Article 9 of this Agreement.

        2.2  The terms and conditions of this Agreement shall control over any terms contained in any purchase order, invoice or confirmation or other business form provided by either party.

3.      Purchase Order Provisions.

        3.1  Purchase and delivery of Products shall be made pursuant to individual purchase orders issued in writing by DPI. Each purchase order will be deemed accepted and binding upon PMI unless, within ten (10) business days after receipt of such purchase order, PMI gives DPI written notice that such purchase order (a) does not comply with the terms and conditions for ordering Products as set forth herein, or (b) cannot be accepted due to reasons of Force Majeure as set forth in Article 18. Any such notice from PMI shall provide a reasonably detailed explanation of the basis for such rejection.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     *   INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

        3.2  The individual purchase orders shall set forth the following: Purchase Order number and date; the quantities of each Product ordered, identified by DPI Catalog Number; price per unit in U.S. Dollars (U.S. $); requested delivery dates and instructions; destination.

        3.3  Purchase Orders shall be sent by telecopy and express delivery to:

*

Immediate copy must be sent to:

*

*

4.      Prices For Products.

        4.1  DPI will purchase exclusively from PMI each unit of Product ex works (as such term is defined in according to the Incoterms ICC Edition 2000), Grenoble, France, not to exceed US $20,000 per unit * for the initial * units. Notwithstanding the foregoing, if PMI shall sell any units of Product substantially similar to the Product to other parties at *. The unit price is based upon an exchange rate of * (the “Base Rate”). SanDisk and PMI agree to review at the end of each calendar quarter, the exchange rates between the Euro and the US dollar, as set forth in the New York Foreign Exchange mid-range rates (Currency per US Dollars) table published in the Wall Street Journal, Western Edition) (such rates, the “Exchange Rates”) for each of the preceding 90 days (such period, the “Exchange Rate Period”). In the event that the average of the Exchange Rates during the Exchange Rate Period (such average, the “Average Exchange Rate”) differs from the Base Rate by more or less than * percent (but not more or less than * percent), then the unit price as reflected on invoices issued during the following calendar quarter shall be adjusted accordingly.

        4.2  Those prices shall be fixed for the period covering the purchase of the first 2,500 Products. After said period and until the end of this Agreement, PMI reserves the right to change such prices once a year to account for material and labor cost increases net of manufacturing cost decreases, but not to exceed the published value in the latest monthly report issued pursuant to *.

        4.3  Purchase Orders issued by DPI and accepted by PMI prior to the effective date of any price changes will be honored at the previously existing prices.

     *   INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

5.      Terms of Delivery.

             PMI shall deliver units of Product to DPI ex works Grenoble, France as such term is defined by Incoterms ICC Edition 2000, within * months after the receipt of order for such units unless a longer period is specified in the order. DPI shall be free to reschedule the delivery of any Product which is scheduled for delivery beyond * months from the date of such request to reschedule. Any such rescheduled delivery may be rescheduled for up to an additional * months from the originally scheduled date of delivery.

6.      Terms of Payment.

        6.1  Products purchased by DPI shall be paid in U.S. dollars.

        6.2  PMI shall issue invoices for the Products and deliver such invoices to DPI on the date of delivery of the Products. DPI shall pay the price of the Products as invoiced by PMI within forty-five (45) days from the delivery.

7.      Inspection – Warranty And Remedies.

        7.1  PMI warrants to DPI that the Products shipped by PMI under this Agreement shall conform to the Technical Specifications and shall be free from defects in materials and parts for * months from the date of delivery ex works Grenoble, France (herein “Warranty Period”).

        7.2  DPI shall have the right to inspect the Products (i) at PMI’s factory prior to shipment, (ii) at the offices of Photo-Me USA, LLC in Grand Prairie, Texas within ten (10) days of the date of arrival or (iii) at such other place as the parties shall mutually agree, for the relevant Products (the “Receipt Date”).

        7.3  A representative of PMI will be present for the inspection by DPI.

        7.4  If the Products do not conform to Technical Specifications or are shown to be defective in materials and workmanship (herein collectively “Nonconforming Warranted Product”) before the end of the Warranty Period, DPI shall promptly provide PMI with documentation substantiating such nonconformance.

        7.5  In the event that DPI determines that the Products do not meet the Technical Specification attached hereto as Exhibit 1, or are defective upon such incoming inspection, DPI shall provide PMI with documentation substantiating such nonconformance (the “Nonconformance Notice”) within fifteen (15) days of the Receipt Date. If Nonconformance notice is not provided within fifteen (15) days of the Receipt Date for such Products, such Products shall be deemed accepted.

        7.6  During the Warranty Period, PMI shall provide the following remedy for any nonconforming Product:

              (a)  PMI at its own cost shall sort and inspect the entire shipment lot of Products which contained nonconforming Products at the destination specified by DPI. If such inspection by PMI identifies any conforming Products, DPI will accept such conforming Products.

              (b)  PMI shall provide one or more qualified technicians to repair nonconforming Products at the destination specified by DPI. Such repair shall be completed by PMI or Photo-Me USA, LLC within ten (10) days of the written Nonconformance Notice from DPI, and PMI shall pay all costs (including without limitation, for materials, parts and direct labor, including PMI’s overhead, and overnight parts deliveries, if necessary to meet the ten (10) day deadline) incurred in repairing Products.

        7.7  The foregoing warranty shall not be applicable to any Products which are modified or altered, other than by PMI, after delivery thereof to DPI or to any Products which are misused or mishandled after delivery thereof to DPI.

             EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE IN THIS ARTICLE PMI IS MAKING NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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8.      Change in Products; Enhancements and Modifications.

        8.1  Changes to Technical Specifications shall be made with both parties’ written agreement.

        8.2  PMI shall provide DPI with copies of any software upgrades or enhancements to the Product which are developed by PMI.

9.      Spare Parts Upon Termination of the Maintenance Agreement.

        9.1  In the event that the Maintenance Agreement is terminated, PMI will supply Spare Parts to DPI at the lowest price that such spare parts are sold by PMI to other parties. Such obligation by PMI shall survive for as long as either PMI or SanDisk remains at least a * shareholder of DPI.

        9.2  Upon termination of the Maintenance Agreement, DPI or its designee shall exclusively order Spare Parts from PMI provided that DPI may purchase non-custom parts meeting PMI specifications from other suppliers.

        9.3  PMI shall warrant the installation of Spare Parts by PMI, and shall warrant that the Spare Parts shall be free from any defect or error, from a period of * months from the date of such delivery ex works Grenoble, France, or if applicable, installation by PMI of such Spare Parts.

        9.4  The provisions of this Article 9 shall survive termination of this Agreement.

10.      Regulatory Approvals.

             DPI shall, at its cost and responsibility, obtain any necessary approvals and authorizations of regulatory agencies and other governmental organizations to export from France and deploy the Products in the Territory. PMI shall give DPI the cooperation it reasonably requires in connection with any such obligations.

11.      Confidentiality.

        11.1  The term “Confidential Information” as used herein shall mean any and all information relating to the Products disclosed by PMI to DPI in a written or other tangible form and clearly marked “Confidential” or a comparable legend, or any such other information which the parties would reasonably expect to be treated as confidential.

        11.2  For a period from the date of the disclosure of such Confidential Information until three (3) years after the termination of this Agreement, DPI shall keep Confidential Information in strict confidence, and shall neither disclose it to any person, firm or corporation, nor use the same for any purpose other than those described herein. Notwithstanding the foregoing, DPI may disclose Confidential Information to its employees who have a need to know it; provided, however, that DPI shall bear all responsibility and liability to have such employees comply with terms and conditions hereof.

        11.3  Notwithstanding the provision of Article 11.2 above to the contrary, DPI shall have no confidentiality obligation and no use restriction hereunder with respect to any information which:

              (a)  is or becomes publicly known through no fault of DPI at or subsequent to the time of disclosure thereof; or

              (b)  is approved for release or disclosure to any third party by the prior written authorization of PMI.

12.      Term.

             This Agreement shall commence on the Closing Date and shall expire on December 31, 2010, unless terminated earlier as provided herein. This Agreement shall be automatically renewed thereafter on a year-to-year basis, unless either party hereto gives the other party a written notice not to renew this Agreement at least 180 days before expiration of the initial term or any extension hereof.

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13.      Termination.

        13.1  Either party may terminate this Agreement for either of the following reasons by giving a written notice thereof:

              (a)  In the case of bankruptcy or insolvency of the other party; or

              (b)  Upon voluntary or involuntary liquidation, or inability or retirement from the business of the other party.

        13.2  This Agreement may be terminated immediately by the non-breaching party upon written notice in the event of any material breach by the other party of the terms and conditions hereof, provided that the defaulting party is given written notice of such breach and sixty (60) days from receipt of the notice to cure such breach.

        13.3  Notwithstanding the above, this Agreement will automatically terminate in the event that the Definitive Agreement is terminated for reasons other than the closing of an initial public offering. If this Agreement is terminated pursuant to this Section, PMI shall agree to sell to DPI units of Product at the last invoice price by PMI to DPI with a multiple of * of this Agreement, with delivery to be ex works Grenoble, France and all remaining terms to be negotiated in good faith. Notwithstanding the foregoing, PMI shall provide DPI with sixty (60) days written notice of the new pricing terms, during which time PMI shall accept new orders at the last invoice price by PMI to DPI.

        13.4  Termination under Article 13.1 or Article 13.2 above shall not relieve either party of obligations incurred prior thereto, including the obligation of PMI to deliver previously ordered Products or of DPI to pay for Products previously ordered.

        13.5  DPI’s obligations to order units of Product in Section 2.1 of this Agreement shall be terminated in the event that Section 9 of the Stockholders’ Agreement is invoked by PMI, SanDisk or DPI. The invocation of Section 9 of the Stockholders’ Agreement shall not relieve either party of obligations incurred prior thereto, including the obligation of PMI to deliver previously ordered Products or of DPI to pay for Products previously ordered.

14.      Limitation of Liability.

             EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER FOR LOST PROFITS, OR LOST BUSINESS OPPORTUNITIES OR FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OF WORK PROVIDED FOR UNDER THIS AGREEMENT OR FOR TERMINATION OF THIS AGREEMENT AS PROVIDED FOR HEREIN.

15.      Assignability.

             Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, except that in the event of the sale of all or substantially all of the business or assets of either party, such party may assign all of its rights and obligations under this Agreement to the acquirer of such business or assets, provided that such acquirer agrees to assume in writing the obligations of such party set forth in this Agreement and the Transaction Documents. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.      Force Majeure.

             Neither party shall be liable to the other in any manner for failure or delay to fulfill all or part of this Agreement, directly or indirectly, owing to act of God, governmental orders, restrictions, war, threat of war, warlike conditions, , sanctions, mobilization of government personnel, blockade, embargo, revolution, riot, accident or any other cause for circumstances beyond their reasonable control.

             Either party which is prevented from complying with its obligation under this Agreement, due to Force Majeure, shall notify the other party, without delay, and shall supply such other party, if requested, with any supporting documents. In the same manner, the party which has invoked the Force Majeure shall inform the other party without delay of the termination of such Force Majeure.

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             If necessary the obligations of both parties shall be postponed for the duration of the event, and the current contractual period shall be extended for the duration of the event.

             However, should such event persist for a period of three (3) months, it will be open to either party to terminate the affected purchase order forthwith without being entitled to any indemnity whatsoever.

17.      Severability.

             Any term, condition or provision of this Agreement determined to be illegal, invalid or void under applicable state or federal law, shall be deemed severable, and the remaining provisions, terms and conditions shall not be impaired thereby, such that the remaining Agreement shall be interpreted and given effect as far as possible to accomplish its stated purpose.

18.      Waiver of Default.

             Any failure of either party at any time, or from time to time, to require or enforce the strict keeping and performance by either party of any of the terms and conditions of this Agreement shall not constitute a waiver by either party of a breach of any such terms or conditions in the future and shall not affect or impair such terms or conditions in any way, or the right of either party at any time to avail itself of such remedies as it may have for any such breach of any term or condition. No waiver of any right or remedy hereunder shall be effective unless expressly stated in writing by the waiving part.

19.      Notice.

             Any notice made in connection with this Agreement or performance hereunder shall be addressed,

If to PMI:

Photo-Me International, Plc. c/o KIS 2110, avenue du Général de Gaulle 38130 Echirolles France Attn: Directeurr Juridique Fax Number : 334-76-339647.

With a copy to:

Stephen A. Kennedy, Esq. Wolin, Ridley & Miller LLP 3100 Bank One Center 1717 Main Street Dallas, Texas 75201

If to DPI:

DigitalPortal Inc. c/o SanDisk Corporation 140 Caspian Court Sunnyvale, CA 94089 Attn: President of DigitalPortal Inc. Attn: President and CEO SanDisk Corporation Facsimile: 408-542-0600

In all cases, with a copy to:
SanDisk Corporation 140 Caspian Court Sunnyvale, CA 94089 Attn: Vice President and General Counsel Fax: 408-548-0385

or to such other addresses as the parties may notify each other from time to time, by registered mail or facsimile, followed immediately by a confirmation letter by registered mail.

20.      Entire Agreement/Amendment.

             This Agreement, including all constitutes the entire agreement and understanding between PMI and DPI relative to the subject matter hereof and supersedes any previous agreements or understandings whether oral or written. This Agreement may not be amended, except in writing, signed by authorized representatives of both parties.

21.      Dispute Resolution.

             All disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in New York, New York and shall be conducted in the English language. The parties hereby agree to the enforceability of any judgements worldwide and to the authority of the arbitrator to award injunctive relief.

22.      Governing Law.

             This Agreement shall in all respects be construed according to the laws of the State of California, without regard to the conflict of laws principles thereof.

23.      Counterparts.

             This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

24.      Survival.

             The following provisions shall survive the termination of this Agreement: Sections 1, 7.1, 7.6, 7.7, 9, 11, and 14 through and including 24.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PHOTO-ME INTERNATIONAL, PLC
By:	/S/ Serge Crasnianski

Name: Serge Crasnianski Title: Chief Executive Officer

DIGITALPORTAL INC.
By:	/s/ Nelson Chan

Name: Nelson Chan Title: President & Chief Executive Officer